Exhibit 99.2

         Summary of Starr Compensation Terms

Position    Chief Financial Officer and Treasurer, effective April 10, 2023 (the "Effective Date").

Term     Employment at will. Employment may be terminated by Mr. Starr or Albany International Corp. ("the Company") at any time.

Base Salary     Initial base salary at the rate of $570,000 per year. Salary shall be subject to adjustment from time-to-time in the same manner as for other executive officers. Salaries of executive officers are customarily reviewed by the Company’s Board Compensation Committee in February and adjusted in April of each year.

Short-Term
Incentive    Mr. Starr will be eligible for an Annual Performance Period (“APP”) award for service performed in 2023 under the Company's 2017 Incentive Plan, to be determined and paid in cash during early 2024. Under this award, he will be entitled to receive between 0% and 200% of a target award, equal to 70% of his base salary, pro-rated for his actual period of employment during 2023, based on Company performance with respect to four (4) metrics relating to Adjusted EBITDA, safety and compliance. (The precise definitions and means of calculation of these metrics will be spelled out in Mr. Starr’s 2023 award agreement.) Mr. Starr will be eligible in 2024 and thereafter to participate in the 2024 APP award or any other annual executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Long-Term
Incentive    Mr. Starr will also be eligible, beginning in 2023, to receive a long-term incentive, which will be structured in two separate grants. In these initial grants, the target opportunities have been established with the intent to offset lost opportunities Mr. Starr will forfeit at this prior employer, and to be in lieu of sign on bonuses, special RSU performance share grants, or similar incentives, given to other senior executives previously hired by the Company. Future grants are expected to be at smaller percentages of base salary.

The first such grant will be a Multi-year Performance Period (“MPP”) award under the Company's 2017 Incentive Plan, to be determined and paid in shares of Company stock during early 2026. Under this award, he will be entitled to receive between 0% and 200% of a target award, based on performance goal attainment during the three-year performance period, and paid in shares of Company stock early in the year after the end of the three-year performance period. The target opportunity for the 2023 award would be a number of shares of Company stock equal to 139% of Mr. Starr’s base salary at the time of grant. For this award, the performance goal will be a specified level of Company Adjusted EBITDA (as defined in the award agreement). The second grant will be a share-settled restricted stock unit award (“RSU Award”), also under the Company’s 2017 Incentive Plan. Under this award, he will be entitled to receive one-third of the award grant on the first three anniversaries of the grant date. The award grant for the 2023 RSU Award would be a number of shares of Company stock equal to 139% of Mr. Starr’s base salary at the time of grant Thereafter, Mr. Starr will be eligible to participate in any long-term executive incentive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Other
Benefits     Mr. Starr will be entitled to four weeks of vacation with pay per year unless the Company's vacation policy applicable to executive officers provides for a greater period. Mr. Starr will otherwise be eligible to participate in all of the Company's employee benefit plans, policies and arrangements applicable to other executive officers generally, including, without limitation, relocation, 401(k), healthcare, vision, life insurance and disability; in each case, as the same may exist from time to time.

Severance     On the Effective Date, Mr. Starr will enter into a Severance Agreement with the Company, substantially in the form of such agreement previously filed by the Company under cover of a Form 8-K filed on January 4, 2016. Under the terms of such agreement, in the event that his employment is terminated by the Company for any reason other than Cause (as defined in the agreement), in addition to any amounts to which he may be entitled upon the occurrence of such event under the terms of his incentive award agreements, Mr. Starr shall be entitled to an amount equal to twice his annual base salary, paid out over the 24-month period following termination. In addition, Mr. Starr shall be eligible for a bonus relating to the services he performs in the year in which his employment is terminated, calculated at the same time and in the same manner in which bonuses are awarded to similarly situated employees under the then-current and prevailing bonus program, pro-rated to reflect the actual period of employment during the year.